EXHIBIT 99.1

Crystal Rock Holdings, Inc. Announces Financial Results for its Fiscal Year Ended October 31, 2017

WATERTOWN, Conn., Jan. 24, 2018 (GLOBE NEWSWIRE) -- Crystal Rock Holdings, Inc. (NYSE MKT:CRVP) announced its financial results for its fiscal year that ended October 31, 2017.  These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Operating income was $1.9 million for the fiscal year ending October 31, 2017 compared to $3.5 million for the same period last year.  Net income in fiscal 2017 was $560 thousand compared to a net income of $1.2 million for fiscal year 2016.  On a per share basis, net income was $.03 per fully diluted share in fiscal 2017, compared to $.06 per fully diluted share in fiscal 2016.

Gross profit as a percentage of sales rose to 54% in fiscal 2017 compared to 51% in fiscal 2016.  Gross profit dollars declined $1.3 million in fiscal 2017 going from $33.1 million in 2016 to $31.8 million in 2017 while sales declined $6.3 million from $65.3 million in fiscal 2016 to $59.1 million in fiscal 2017.  Much of the sales reduction was attributable to lower sales of non-water related products, which is consistent with the Company’s strategy to focus on higher-margin categories.

“We increased volume for our core product category sales in water and machine rentals. We will continue to transform our customer base and product mix to focus on key customer targets, higher margin and dollar categories and the ongoing exploration of adjacent markets and services,“ stated Peter Baker, President and CEO, Crystal Rock Holdings. “With a challenging economic business climate that includes declining demographics and regulatory and competitive pressures within our operating footprint, we also recognize it’s critically important our back office is efficiently aligned with our front end experience to maintain profitability while delivering the highest levels of service to our customers.”

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT:CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast.  For over 100 years, the company has provided quality and high value service, and it’s the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand.  Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes “Little Things MatterTM” to the customer experience with high standards for delivering premium service excellence and results in customer productivity - at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

	(Audited)		(Unaudited)
	Twelve Months Ended:		Three Months Ended:
	October 31,	October 31,	October 31,	October 31,
	2017	2016	2017	2016
(000's $)

Sales	$59,070	$65,343	$15,000	$16,106

Income from operations	$1,947	$3,523	$850	$788

Net Income	$560	$1,202	$490	$263

Basic net earnings per share	$0.03	$0.06	$0.02	$0.01
Diluted net earnings per share	$0.03	$0.06	$0.02	$0.01

Basic Wgt. Avg. Shares Out. (000's)	21,358	21,358	21,358	21,358
Diluted Wgt Avg. Shares Out. (000's)	21,358	21,358	21,358	21,358

Note:  This press release contains forward-looking statements including about our strategic direction, customer service, technology platforms and product channels.  Such forward-looking statements involve risks, uncertainties and other factors, some of which are beyond our control, which may cause actual results to differ materially from those in the forward-looking statement.  These risks, uncertainties, and factors include, but are not limited to, those factors set forth in our Annual Report for the Fiscal Year ended October 31, 2016 and subsequent filings we make with the Securities and Exchange Commission.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:

Peter Baker, CEO
860-945-0661 Ext. 3001

David Jurasek, CFO
860-945-0661 Ext. 3004